UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2014

Intermolecular, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 582-5700
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective as of October 12, 2014, Dr. Sandeep Jaggi resigned from Intermolecular, Inc. (the “Company”) as its General Counsel and Senior Vice President of Intellectual Property.

Effective as of October 12, 2014, the Company appointed Scot A. Griffin as Senior Vice President Business Operations.

Mr. Griffin, age 47, previously served as Corporate Senior Vice President, General Counsel and Secretary for Spansion Inc. from March 2011 until February 2014, where he was responsible for overseeing all legal activities, including commercial contract negotiation, litigation, corporate governance and securities compliance. From May 2009 until March 2011, Mr. Griffin operated a consulting firm specializing in assisting clients to identify and build technology and intellectual property assets. From November 2002 until April 2009, Mr. Griffin held various senior executive positions at Tessera Technologies, Inc., most recently as Executive Vice President, Microelectronics. He also served as Senior Vice President and General Counsel of Tessera from November 2006 to May 2008. Before joining Tessera, Mr. Griffin was Group IP Counsel and IP Attorney at Intel Corporation from February 2000 to November 2002. Mr. Griffin was in the private practice of law from 1993 to 2000. Mr. Griffin holds a B.S. degree in Electrical Engineering from the Massachusetts Institute of Technology and a J.D. degree from the University of California, Hastings College of the Law.

In connection with his appointment, Mr. Griffin and the Company entered into an offer of employment letter that became effective on October 12, 2014, which provides that Mr. Griffin will (i) receive base salary of $325,000 (prorated for any partial year of service); (ii) be eligible for an annual performance bonus targeted at 60% of his base salary (prorated for any partial year of service); and (iii) be granted, upon approval of the Compensation Committee of the Company’s Board of Directors, an option to purchase 480,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of a share of common stock on the date of grant, which will vest as to 25% of the shares on October 12, 2015, with the remaining 75% to vest and become exercisable in equal monthly installments over the next three years, subject to Mr. Griffin’s continued employment with the Company through each vesting date. The foregoing description of the offer of employment letter with Mr. Griffin does not purport to be complete and is qualified in its entirety by reference to the agreement, which will subsequently be filed as an exhibit to the Company’s Form 10-K.

Also, in connection with his appointment, Mr. Griffin is entering into an indemnification agreement with the Company in the form entered into between the Company and its directors, officers and certain employees, and a change in control and severance agreement in the form entered into between the Company and certain of its officers, each as described in the Company’s proxy statement for its 2014 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 18, 2014. Under the change in control and severance agreement, in the event Mr. Griffin is terminated by the Company other than for “cause” or by Mr. Griffin for “good reason”(as each such term is defined in the change in control and severance agreement), Mr. Griffin will be entitled to receive (i) a lump sum payment equal to six months of his base salary as of his termination date; and (ii) company-paid premiums for COBRA continuation coverage for up to six months after the date of his termination; provided, that, in the event such termination or resignation occurs within the twelve month period immediately following a “change in control” (as defined in the change in control and severance agreement), in lieu of the foregoing severance benefits, Mr. Griffin will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary as of his termination date plus the target annual bonus for the year in which the termination occurs; (ii) company-paid premiums for COBRA continuation coverage for up to 12 months after the date of his termination; and (iii) accelerated vesting of all equity awards then held by Mr. Griffin. Mr. Griffin must provide the Company a release of claims in order to receive any severance benefits.

There are no family relationships among Mr. Griffin and any of the Company’s directors or executive officers and, other than as set forth herein, there are no arrangements or understandings between Mr. Griffin and any other persons pursuant to which Mr. Griffin was appointed as an executive officer of the Company. There have been no transactions or proposed transactions regarding Mr. Griffin that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Dr. Jaggi’s resignation and in consideration of his release of claims against the Company, the Company entered into a separation agreement with Dr. Jaggi. Under the separation agreement, Dr. Jaggi will receive (i) a lump sum payment of $155,000, which constitutes six months of his annual base salary; and (ii) company-paid or reimbursed premiums for COBRA continuation coverage for up to six months after the date of his resignation. The right to receive the benefits is subject to continued compliance with certain restrictive covenants and a general release of claims in favor of the Company. The foregoing description of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which will subsequently be filed as an exhibit to the Company’s Form 10-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: October 14, 2014	By:	/s/ Bruce M. McWilliams
Bruce M. McWilliams
President and Chief Executive Officer